Exhibit 5

                           Simpson Thacher & Bartlett
             A Partnership Which Includes Professional Corporations
                              425 Lexington Avenue
                          New York, New York 10017-3954
                                 (212) 455-2000




                                                             June 24, 1996


First Hawaiian, Inc.
1132 Bishop Street
Honolulu, Hawaii 96813

Dear Sirs:

              We have acted as counsel to First Hawaiian, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on

Form S-4 of the Company (the "Registration Statement"), being filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance of shares of common stock, par value

$5.00 per share ("Common Stock"), of the Company, in connection with the

Agreement and Plan of Merger, dated as of February 26, 1996 (the "Merger

Agreement"), among the Company, ANB Acquisition Corporation ("Merger Sub") and

ANB Financial Corporation ("ANB").  Following an annual meeting of shareholders of ANB at which such shareholders will be asked, among other things, to vote to approve the Merger Agreement, and subject to receipt of such shareholder approval of the Merger Agreement and satisfaction or waiver of the other conditions to the Merger set forth in the Merger Agreement, Merger Sub will be merged with and into ANB (the "Merger") and ANB will become a wholly-owned subsidiary of the Company, and each outstanding share of common stock of ANB will be converted into shares of Common Stock (in the aggregate, the "Shares")

based on the exchange ratio set forth in the Merger Agreement, all as more fully described in the Registration Statement.
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              We have examined, and have relied as to matters of fact upon, the above described documents and upon originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

              In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

              Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the

Merger Agreement, will be validly issued, fully paid and nonassessable.

              We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the

United States and the Delaware General Corporation Law.
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              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption

"Legal Opinions" in the Registration Statement.

                                               Very truly yours,


                                               /s/ Simpson Thacher & Bartlett